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     FOR IMMEDIATE RELEASE


                    G.T. GREATER EUROPE FUND OFFERS SHAREHOLDERS
                    55% BUY BACK IN CONNECTION WITH RESTRUCTURING


              San Francisco, January 17, 1996 -- The Board of Trustees of the G.T. Greater Europe Fund (GTF-NYSE), a closed-end investment company, announced it is mailing to shareholders supplemental proxy materials containing a proposal for a one-time offer to purchase up to 55% of the Fund's outstanding shares at net asset value in conjunction with the Board's proposal to restructure the Fund.

              In announcing the Board's intention to make the one-time offer if the Board's restructuring proposal is approved, Board Chairman David A. Minella said, "This offer is designed to provide significant liquidity at approximately net asset value for shareholders. It's important to understand that this proposal relates to 55% of the Fund's outstanding shares. All shareholders will have the opportunity to tender at least 55% of their shares. Shareholders may be able to tender more, depending on what other shareholders wish to do."

              The materials sent to shareholders today supplement the proxy statement dated October 31, 1995 in which the Board of Trustees recommended restructuring the Fund to operate under an interval structure and invest, under normal circumstances, at least 65% of the Fund's total assets in eastern Europe (Proposal 1). Proposal 2 in the proxy materials would convert the Fund to an open-end investment company. Due to a lack of quorum, today's shareholder meeting was adjourned until 1:00 PM, February 9, 1996.

              "We hope that over the next few weeks, shareholders will carefully review the two proposals. Although this has been a long process, the Board believes that the proposed Fund restructuring and the interval structure with the one-time 55% tender opportunity are in the best interests of all shareholders.

              "The Board's proposal gives shareholders the opportunity to focus on eastern Europe, an area where we think a closed-end fund can best capitalize on opportunities in that market. At the same time, substantial liquidity at net asset value, on a one-time basis, is expected to be available by the second quarter of 1996."

              GTF shareholders as of October 20, 1995 are being sent new proxy cards to use in conjunction with the vote. Shareholders who have already voted may use the new card to change their vote if desired. Proxy cards must be received prior to the February 9, 1996 meeting. Shareholders may also vote in person at the meeting.

     contact:         Jane Ginsburg
                      Director of Marketing Communications
                      GT Global
                      415-445-3380
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